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                     [MCDERMOTT, WILL & EMERY LETTERHEAD]


                                          April 16, 1999


Warner-Lambert Company
201 Tabor Road
Morris Plains, NJ 07950


         Re:   Merger of WLC Acquisition Corporation with
               and into Agouron Pharmaceuticals, Inc.
               ------------------------------------------

Dear Ladies and Gentlemen:

         You have requested our opinion, as counsel to Warner-Lambert Company, a Delaware corporation ("Warner-Lambert"), as to certain United States federal income tax consequences of the merger (the "Merger") of WLC Acquisition Corporation ("Merger Sub"), a California corporation and a directly-owned subsidiary of Warner-Lambert with and into Agouron Pharmaceuticals, Inc. ("Agouron"), a California corporation, pursuant to the Agreement and Plan of Merger, dated January 26, 1999, by and among Warner-Lambert, Merger Sub, and Agouron (the "Merger Agreement"). All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

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Warner-Lambert Company
April 16, 1999
Page 2


      In preparing our opinion, we have assumed that (i) the Merger will be consummated in accordance with the terms, conditions and other provisions of
(a) the Merger Agreement, (b) the Stock Option Agreement dated as of January 26, 1999, and (c) the Amended and Restated Rights Agreement dated as of March 25, 1997, (collectively referred to herein as the "Agreements"), copies of which have been provided to us; and, (ii) all of the factual information, descriptions, representations and assumptions set forth or referred to (a) in this letter (an advance copy of which has been provided to you), (b) in the documents described in clause (i) of this paragraph, and (c) in the Proxy Statement to be filed on Form S-4 on April 19, 1999, that will be mailed to the holders of Agouron Common Stock in connection with the special meeting at which such shareholders will vote on the Plan of Merger, are accurate and complete and will be accurate and complete at the Effective Time. In addition, we have assumed that representations will be made by Warner-Lambert and Agouron in letters to us substantially in the forms attached hereto and have assumed that such representations will be true and accurate as of the Effective Time.

      In our examination of such materials, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have not independently verified any factual matters relating to the

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Warner-Lambert Company
April 16, 1999
Page 3


Merger in connection with or apart from our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.

      Based upon the foregoing, in reliance thereon and subject thereto, it is our opinion that for United States federal income tax purposes: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and,
(ii) each of Warner-Lambert, Merger Sub and Agouron will be "a party to the reorganization" within the meaning of Section 368(b) of the Code.

      Our opinion is limited to the foregoing United States federal income tax consequences of the Merger. We do not address any other United States federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state, local or foreign tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

      Our opinion is based on the understanding that the relevant facts are, and will be at the Effective Time, as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.

      Our opinion is also based on the Code, Treasury Regulations, case law, and


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Warner-Lambert Company
April 16, 1999
Page 3


Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different.

            This opinion letter is being rendered to you in connection with the Merger and in satisfaction of the requirement set forth in Section 6.2(c) of the Merger Agreement. This opinion letter (and the opinions expressed herein) may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. We undertake no responsibility to update or supplement our opinion.

            We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ McDermott, Will & Emery